EXHIBIT 16.1

Larry O’Donnell, CPA, PC

January 12, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Medical Makeover Corporation of America
File No. 0-30621

We have read the  statements  that Medical Makeover Corporation of America, included under Item 4 of the Form 8-K report expected to be filed on January 13, 2011 regarding the recent change of auditors.  We agree with such statements made  regarding  our  firm.  We have no basis to agree or  disagree  with  other statements made under Item 4.

Very truly yours,

/s/Larry O’Donnell, CPA, PC
Larry O’Donnell, CPA, PC